Exhibit 99.1

For Additional Information:

Bryan Giglia

Sunstone Hotel Investors, Inc.

(949) 382-3036

SUNSTONE HOTEL INVESTORS SELLS ITS LEASEHOLD INTEREST IN THE 468-ROOM

DOUBLETREE GUEST SUITES TIMES SQUARE FOR A GROSS SALE PRICE OF $540 MILLION,

OR $1.15 MILLION PER ROOM

DECLARES FOURTH QUARTER DIVIDEND OF $1.26 PER SHARE TO COMMON STOCKHOLDERS

FURTHER REDUCES LEVERAGE AND EXTENDS MATURITIES BY REPAYING DEBT WITH CASH ON HAND, AND SEPARATELY, REFINANCING DEBT WITH A NEW SEVEN-YEAR TERM LOAN

ALISO VIEJO, CA – December 18, 2015 – Sunstone Hotel Investors, Inc. (the “Company” or “Sunstone”) (NYSE: SHO) today announced that it has sold 100% of the membership interests in its wholly-owned subsidiary that is the indirect holder of the leasehold interest through which the 468-room Doubletree Guest Suites Times Square (the “Hotel”) is operated (the “Sale”). The contractual gross sale price of $540.0 million (or approximately $1,154,000 per key) represents a 25.4x multiple on 2015 forecasted Hotel Adjusted EBITDA of $21.3 million, and a 3.4% capitalization rate on 2015 forecasted Hotel net operating income. Concurrent with the Sale, the Company repaid the remaining $175.0 million current balance of the mortgage secured by the Hotel.

John Arabia, President and Chief Executive Officer, stated, “We are pleased to announce the completed sale of the Company’s interests in the Doubletree Guest Suites Times Square. Consistent with our business plan to selectively dispose of assets, this transaction unlocks meaningful shareholder value by monetizing an asset with substantial long-term redevelopment opportunities at a price above our internal valuation. Furthermore, this transaction improves our near-term comparable property-level growth prospects, enhances our already strong balance sheet, provides meaningful liquidity, reduces our ground lease exposure, eliminates a near-term debt maturity, reduces our near-term renovation expenditures and renovation-related earnings disruption and results in a meaningful distribution to our common stockholders.”

Corporate Implications

The Sale has the following implications to the Company:

•

Comparable Hotel RevPAR Growth:  Year-to-date third quarter 2015 Comparable Hotel RevPAR growth was 5.9%. Adjusting for the Sale, Pro Forma Comparable Hotel RevPAR growth year-to-date third quarter 2015 would have been 6.5%, or 60 basis points higher.

•

Comparable Hotel Adjusted EBITDA Margin:  Year-to-date third quarter 2015 Comparable Hotel Adjusted EBITDA Margin was 31.1%, representing a 100 basis point increase over the prior year comparable figure. Adjusting for the Sale, year-to-date third quarter 2015 Pro Forma Comparable Hotel Adjusted EBITDA Margin would have been 31.3%, representing a 130 basis point increase over the prior year comparable figure.

•

Leverage:  After adjusting for the Sale, the repayment of the loan secured by the Hilton North Houston (see the discussion below regarding the “Houston Loan Repayment”) and the fourth quarter dividends to both common and preferred stockholders, the Company’s ratio of net debt plus preferred stock to Adjusted EBITDA as of September 30, 2015 would have decreased by approximately 0.8 times to 2.7 times (1).

•

Liquidity:  After adjusting for the Sale, the Houston Loan Repayment and the fourth quarter dividends to both common and preferred stockholders, third quarter pro forma unrestricted cash would have been approximately $307 million as of September 30, 2015 (2).

(1)

Calculated by dividing the Company’s total debt, less the non-controlling interest in the Hilton San Diego Bayfront and the Company’s unrestricted cash, by the Company’s Trailing 12-month Adjusted EBITDA, both as of September 30, 2015 as disclosed in the Company’s Current Report on Form 8-K, furnished on October 29, 2015, which totaled $1.2 billion and $343.3 million, respectively, resulting in a net debt plus preferred stock to Adjusted EBITDA ratio of 3.5 times. After adjusting for the Sale and the Houston Loan Repayment, as of September 30, 2015, the Company’s pro forma net debt plus preferred stock would have totaled approximately $900 million, and its Trailing 12-month Adjusted EBITDA would have been $321.2 million, resulting in a net debt plus preferred stock to Adjusted EBITDA of 2.7 times.

(2)

Calculated by adjusting the September 30, 2015 unrestricted cash balance of $176.2 million by the net proceeds from the Sale (adjusted for the $175.0 million loan repayment and transaction costs), the Houston Loan Repayment and the fourth quarter dividends to common stockholders (discussed below), along with the previously declared dividends to preferred stockholders.

Recent Developments

On December 11, 2015, the Company repaid $30.7 million of debt secured by Hilton North Houston, using proceeds received from its sale of BuyEfficient, along with cash on hand.

On December 17, 2015, the Company entered into a term loan agreement, which provides the Company with a six month period within which the Company has the option to borrow up to $100.0 million. The Company expects to draw the available $100.0 million in January 2016, and to use the proceeds, combined with cash on hand, to repay the loan secured by the Boston Park Plaza, whose balance was approximately $115.0 million as of September 30, 2015. The Boston Park Plaza loan is scheduled to mature in February 2018, and can be repaid without penalty in February 2016. The $100.0 million unsecured term loan matures in January 2023, and bears interest based on a pricing grid with a range of 180 to 255 basis points over LIBOR, depending on the Company’s leverage ratios. Additionally, the Company entered into a forward swap agreement that will fix the LIBOR rate at 1.85% for the duration of the $100.0 million term loan. Based on the Company’s current leverage, the loan reflects a fixed rate of 3.65%. Following the Company’s Houston Loan Repayment and the expected repayment of the loan secured by the Boston Park Plaza, the Company will have 21 unencumbered hotels.

2015 Outlook

The sale of the Company’s interests in the Doubletree Guest Suites Times Square is expected to reduce fourth quarter and full year 2015 Adjusted EBITDA by approximately $2.3 million, Adjusted FFO by approximately $2.0 million and net income by approximately $1.6 million. Full year Adjusted EBITDA, Adjusted FFO and net income impact excludes one-time closing costs, including debt repayment penalties, resulting from the Sale.

Dividend Update

On December 18, 2015, the board of directors declared a dividend of $1.26 per share of common stock, to be paid on or before January 29, 2016, to stockholders of record at the close of business on December 31, 2015. The fourth quarter dividend to common stockholders includes the distribution of the gain from the Sale. The dividend will be payable in cash and/or shares of common stock at the election of the stockholder, and subject to a cash limit described below. Stockholders who elect to receive the dividend in cash may receive up to $0.88 per share in cash; however, the Company will limit the amount of cash payable pursuant to the dividend to approximately $184 million (70% of the aggregate value of the dividend). If stockholders representing more than 70% of the outstanding shares elect to receive cash, each stockholder making the cash election will receive a prorated distribution of the available cash, and will receive the remainder of the $1.26 dividend in shares of common stock. Stockholders who fail to submit an election form, or submit an election form after the election response deadline, will receive the dividend in cash subject to the same proration as if they elected to receive the dividend in cash.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that as of the date herein has interests in 29 hotels comprised of 13,845 rooms. Sunstone’s hotels are primarily in the urban, upper upscale segment and are operated under nationally recognized brands, such as Marriott, Hilton, Hyatt, Fairmont and Sheraton. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

Sunstone’s mission is to create meaningful value for our stockholders by becoming the premier hotel owner.  Our values include transparency, trust, ethical conduct, communication and discipline. As demand for lodging generally fluctuates with the overall economy, we seek to employ a balanced, cycle-appropriate corporate strategy that encompasses the following:

•	Proactive portfolio management;
•	Focused asset management;
•	Disciplined external growth; and
•	Continued balance sheet strength.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including opinions, references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: volatility in the debt or equity markets affecting our ability to acquire or sell hotel assets; international, national and local economic and business conditions, including the likelihood of a U.S. recession or global economic slowdown, as well as any type of flu or disease-related pandemic, affecting the lodging and travel industry; the ability to maintain sufficient liquidity and our access to capital markets; potential terrorist attacks or civil unrest, which would affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt and equity agreements; relationships with property managers and franchisors; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations, which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of hotels after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information in this release is as of December 18, 2015, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies of these reports are available on our website at www.sunstonehotels.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures that we believe are useful to investors as key supplemental measures of our operating performance: earnings before interest expense, taxes, depreciation and amortization, or EBITDA; Adjusted EBITDA (as defined below); funds from operations attributable to common stockholders, or FFO attributable to common stockholders; Adjusted FFO attributable to common stockholders (as defined below); hotel adjusted EBITDA; hotel adjusted EBITDA margin; leverage; and net debt plus preferred stock to Adjusted EBITDA. These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. EBITDA, Adjusted EBITDA, FFO attributable to common stockholders, Adjusted FFO attributable to common stockholders, hotel adjusted EBITDA, hotel adjusted EBITDA margin, leverage and net debt plus preferred stock to Adjusted EBITDA as calculated by us, may not be comparable to other companies that do not define such terms exactly the same as the Company does. These non-GAAP measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to operating profit, cash flow from operations, or any other operating performance measure prescribed by GAAP. These non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

EBITDA is a commonly used measure of performance in many industries. We believe EBITDA is useful to investors in evaluating our operating performance because this measure helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. We also believe the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital-intensive companies. In addition, certain covenants included in our indebtedness use EBITDA as a measure of financial compliance. We also use EBITDA as a measure in determining the value of hotel acquisitions and dispositions.

Historically, we have adjusted EBITDA when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful information to investors regarding our operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance.

We believe that the presentation of FFO attributable to common stockholders provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items such as real estate depreciation and amortization, amortization of lease intangibles, any real estate impairment loss and any gain or loss on sale of real estate assets, all of which are based on historical cost accounting and may be of lesser significance in evaluating our current performance. Our presentation of FFO attributable to common stockholders conforms to the National Association of Real Estate Investment Trusts’ (“NAREIT”) definition of “FFO applicable to common shares.” This may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently than we do.

We also present Adjusted FFO attributable to common stockholders when evaluating our operating performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance, and may facilitate comparisons of operating performance between periods and our peer companies.

We adjust EBITDA and FFO attributable to common stockholders for the following items, which may occur in any period, and refer to these measures as either Adjusted EBITDA or Adjusted FFO attributable to common stockholders:

•

Amortization of favorable and unfavorable contracts: we exclude the non-cash amortization of the favorable management contract asset recorded in conjunction with our acquisition of the Hilton Garden Inn Chicago Downtown/Magnificent Mile, along with the favorable and unfavorable tenant lease contracts, as applicable, recorded in conjunction with our acquisitions of the Boston Park Plaza, the Hilton Garden Inn Chicago Downtown/Magnificent Mile, the Hilton New Orleans St. Charles, the Hyatt Regency San Francisco and the Wailea Beach Marriott Resort & Spa. The amortization of favorable and unfavorable contracts does not reflect the underlying performance of our hotels.

•	Ground rent adjustments: we exclude the non-cash expense incurred from straightlining our ground lease obligations as this expense does not reflect the underlying performance of our hotels.

•

Gains or losses from debt transactions: we exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of deferred financing costs from the original issuance of the debt being redeemed or retired because, like interest expense, their removal helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure.

•

Acquisition costs: under GAAP, costs associated with completed acquisitions are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

•

Non-controlling interests: we deduct the non-controlling partner’s pro rata share of any EBITDA or FFO adjustments related to our consolidated Hilton San Diego Bayfront partnership, as well as any preferred dividends earned by investors in an entity that owns the Doubletree Guest Suites Times Square, including related administrative fees.

•

Cumulative effect of a change in accounting principle: from time to time, the FASB promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments because they do not reflect our actual performance for that period.

•

Impairment losses: we exclude the effect of impairment losses because we believe that including them in Adjusted EBITDA and Adjusted FFO attributable to common stockholders is not consistent with reflecting the ongoing performance of our remaining assets.

•

Other adjustments: we exclude other adjustments such as executive severance costs, lawsuit settlement costs, prior year property tax assessments and/or credits, property-level restructuring, severance and management transition costs, lease buyouts and any gains or losses we have recognized on sales or redemptions of assets other than real estate investments because we do not believe these costs reflect our actual performance for that period and/or the ongoing operations of our hotels.

In addition, to derive Adjusted EBITDA we exclude the non-cash expense incurred with the amortization of deferred stock compensation as this expense does not reflect the underlying performance of our hotels. We also include an adjustment for the cash ground lease expense recorded on the Hyatt Chicago Magnificent Mile’s building lease. Upon acquisition of this hotel, we determined that the building lease was a capital lease, and, therefore, we include a portion of the capital lease payment each month in interest expense. We include an adjustment for ground lease expense on capital leases in order to more accurately reflect the operating performance of the Hyatt Chicago Magnificent Mile. We also exclude the effect of gains and losses on the disposition of depreciable assets because we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our assets. In addition, material gains or losses from the depreciated value of the disposed assets could be less important to investors given that the depreciated asset value often does not reflect its market value.

To derive Adjusted FFO attributable to common stockholders, we also exclude the non-cash gains or losses on our derivatives, as well as any federal and state taxes associated with the application of net operating loss carryforwards. We believe that these items are not reflective of our ongoing finance costs.

In presenting hotel adjusted EBITDA and hotel adjusted EBITDA margins, the revenue and expense items associated with BuyEfficient and other miscellaneous non-hotel items have been excluded. We believe the calculation of hotel adjusted EBITDA results in a more accurate presentation of the hotel adjusted EBITDA margins for our hotels, and that these non-GAAP financial measures are useful to investors in evaluating our property-level operating performance.

Our 30 comparable hotels include all hotels held for investment as of September 30, 2015, and also include prior ownership results for the Wailea Beach Marriott Resort & Spa acquired in July 2014. We obtained prior ownership information from the Wailea Beach Marriott Resort & Spa's previous owner during the due diligence period before acquiring the hotel. We performed a limited review of the information as part of our analysis of the acquisition.

Property-Level Adjusted EBITDA Reconciliation
Doubletree Guest Suites Times Square

			Plus:	Plus:	Plus:	Equals:	Hotel Adjusted	Less:	Equals:
	Total			Other		Hotel Adjusted	EBITDA		Hotel Net	Adjusted FFO
	Revenues	Net Income	Depreciation	Adjustments	Interest Expense	EBITDA (1)	Margin	FF&E Reserve	Operating Income	Contribution
Full Year 2014 (2)	$69,413	$6,186	$5,982	$3,978	$6,873	$23,019	33.2%	$(2,800)	$20,219	$16,146

Full Year 2015 - Low (3)	$67,500	$3,200	$6,300	$4,000	$6,800	$20,300	30.1%	$(2,700)	$17,600	$13,500
Full Year 2015 - High (3)	$70,500	$5,200	$6,300	$4,000	$6,800	$22,300	31.6%	$(2,800)	$19,500	$15,500
2015 Midpoint EBITDA Multiple / Cap Rate (4)						25.4x			3.4x

December 2015 Non-Ownership Period - Low (3)	$3,900	$1,091	$259	$160	$290	$1,800	46.2%	$(200)	$1,600	$1,510
December 2015 Non-Ownership Period - High (3)	$5,300	$2,091	$259	$160	$290	$2,800	52.8%	$(200)	$2,600	$2,510

(1)

Hotel Adjusted EBITDA includes Hotel EBITDA adjusted to exclude both the amortization of lease intangibles and non-cash straightline lease expense, as these expenses do not reflect the underlying performance of the hotel.

(2)	Data as provided in supplemental financial information reported on the Company’s Current Report on Form 8-K, furnished February 17, 2015.
(3)

Projections are subject to risks and uncertainties, including those disclosed in the Company’s filings with the Securities and Exchange Commission, which can cause actual results to differ materially from those projected.

(4)

EBITDA Multiple calculated as Contractual Gross Sale Price divided by projected Hotel Adjusted EBITDA.  Cap Rate calculated as projected Hotel Net Operating Income divided by Contractual Gross Sale Price.

Sunstone Hotel Investors, Inc.
Non-GAAP Financial Measures
Comparable Hotel Adjusted EBITDA and Margins
(Unaudited and in thousands)

	Nine Months Ended September 30, 2015			Nine Months Ended September 30, 2014
	Comparable Hotel Portfolio	Doubletree Guest Suites Times Square	Pro Forma Comparable Hotel Portfolio	Comparable Hotel Portfolio	Doubletree Guest Suites Times Square	Pro Forma Comparable Hotel Portfolio

Comparable Hotel Adjusted EBITDA Margin, excluding prior year property taxes, net (1) (4)	31.1%	28.5%	31.3%	30.5%	30.4%	30.5%
Comparable Hotel Adjusted EBITDA Margin, including USALI adoption (2) (6)	31.2%	28.5%	31.3%	30.4%	30.4%	30.4%
Comparable Hotel Adjusted EBITDA Margin, including USALI adoption and excluding prior year property taxes, net (3) (4) (6)	31.1%	28.5%	31.3%	30.1%	30.4%	30.0%

Total revenues	$948,247	$(48,918)	$899,329	$852,118	$(48,904)	$803,214
Non-hotel revenues (5)	(6,217)	—	(6,217)	(5,377)	—	(5,377)
USALI adjustments (6)	—	—	—	12,070	(133)	11,937
Total Actual Hotel Revenues	942,030	(48,918)	893,112	858,811	(49,037)	809,774
Prior ownership hotel revenues (7)	—	—	—	33,369	—	33,369
Prior ownership USALI adjustments (6)	—	—	—	166	—	166
Total Actual/Comparable Hotel Revenues	$942,030	$(48,918)	$893,112	$892,346	$(49,037)	$843,309

Net income	$117,944	$(1,059)	$116,885	$73,682	$(2,332)	$71,350
Non-hotel revenues (5)	(6,217)	—	(6,217)	(5,377)	—	(5,377)
Non-hotel operating expenses (8)	9,229	(2,977)	6,252	7,188	(2,985)	4,203
Property-level restructuring, severance and management transition costs (9)	1,157	—	1,157	—	—	—
Lease termination costs (9)	300	—	300	—	—	—
Corporate overhead	27,222	—	27,222	21,410	—	21,410
Depreciation and amortization	122,911	(4,789)	118,122	115,588	(4,413)	111,175
Interest and other income	(3,350)	—	(3,350)	(2,588)	—	(2,588)
Interest expense	51,020	(5,097)	45,923	54,666	(5,161)	49,505
Loss on extinguishment of debt	2	—	2	531	—	531
Gain on sale of asset	(11,682)	—	(11,682)	—	—	—
Income tax provision (benefit)	1,256	—	1,256	(79)	—	(79)
Income from discontinued operations	(15,895)	—	(15,895)	(5,199)	—	(5,199)
Actual Hotel Adjusted EBITDA	293,897	(13,922)	279,975	259,822	(14,891)	244,931
Prior ownership EBITDA (7)	—	—	—	11,610	—	11,610
Comparable Hotel Adjusted EBITDA	293,897	(13,922)	279,975	271,432	(14,891)	256,541
Prior year property taxes, net (4)	(865)	—	(865)	(3,266)	—	(3,266)
Comparable Hotel Adjusted EBITDA, excluding prior year property taxes, net (4)	$293,032	$(13,922)	$279,110	$268,166	$(14,891)	$253,275

(1)

Comparable Hotel Adjusted EBITDA Margin, excluding prior year property taxes, net is calculated as Comparable Hotel Adjusted EBITDA, excluding prior year property taxes, net divided by Total revenues, net of non-hotel revenues, plus prior ownership hotel revenues.

(2)	Comparable Hotel Adjusted EBITDA Margin, including USALI adoption is calculated as Comparable Hotel Adjusted EBITDA divided by Total Actual/Comparable Hotel Revenues.
(3)

Comparable Hotel Adjusted EBITDA Margin, including USALI adoption and excluding prior year property taxes, net is calculated as Comparable Hotel Adjusted EBITDA, excluding prior year property taxes, net divided by Total Actual/Comparable Hotel Revenues.

(4)	Prior year property taxes, net for the nine months ended September 30, 2015 and 2014 excludes the additional net benefit of $0.9 million and $3.3 million, respectively.
(5)

Non-hotel revenues represent revenues earned by BuyEfficient, as well as the amortization of favorable and unfavorable tenant lease contracts recorded in conjunction with the Company's acquisitions of the Boston Park Plaza, the Hilton Garden Inn Chicago Downtown/Magnificent Mile, the Hilton New Orleans St. Charles, the Hyatt Regency San Francisco and the Wailea Beach Marriott Resort & Spa.

(6)

USALI adjustments represent the changes needed to conform the Company's hotel revenues to the industry's Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition ("USALI"), which became effective January 1, 2015.

(7)

Includes the Wailea Beach Marriott Resort & Spa hotel revenues and EBITDA generated during the prior ownership period for the Wailea Beach Marriott Resort & Spa acquired by the Company on July 17, 2014. The Company obtained prior ownership information from the Wailea Beach Marriott Resort & Spa’s previous owner during the due diligence period before acquiring the hotel. The Company performed a limited review of the information as part of its analysis of the acquisition.

(8)

Non-hotel operating expenses represent expenses generated by BuyEfficient, as well as the following: the amortization of lease intangibles; the amortization of the favorable management agreement recorded in conjunction with our acquisition of the Hilton Garden Inn Chicago Downtown/Magnificent Mile; non-cash straightline lease expense; and capital lease obligation interest - cash ground rent.

(9)

Property-level restructuring, severance and management transition costs for the nine months ended September 30, 2015 includes restructuring and severance costs at the Marriott Philadelphia ($20,000) and the Renaissance Washington D.C. ($0.4 million), combined with management company transition costs at the Hilton New Orleans St. Charles ($0.1 million). Property-level restructuring, severance and management transition costs for the nine months ended September 30, 2015 also includes $0.7 million in Boston Park Plaza relaunch costs. Lease termination costs for the nine months ended September 30, 2015 includes $0.3 million incurred by the Boston Park Plaza.

Operating statistics for the Company’s Pro Forma Comparable 29 Hotel portfolio are as follows:

	Three Months Ended				Year Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,
	2015	2015	2015	2014	2014
Occupancy	85.6%	86.4%	79.1%	78.0%	81.9%
ADR	$199.95	$206.32	$186.52	$187.71	$187.22
RevPAR	$171.16	$178.26	$147.54	$146.41	$153.33